SUB-ITEM 77D(G)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                              AIM TAX-EXEMPT FUNDS


On November 1, 2001, the Board of Trustees (the board) of AIM Tax-Exempt Funds on behalf of AIM Tax-Free Intermediate Fund approved the adoption of a fundamental policy requiring that, under normal circumstances, the fund invest at least 80% of the value of its assets (as defined or interpreted under the Investment Company Act of 1940) in investments the income from which is exempt from Federal income tax.